NUTRACEA(R) EXECUTES DEFINITIVE AGREEMENT TO MERGE WITH RICEX

MERGED COMPANIES TO SUPPLY STABILIZED RICE BRAN TO GLOBAL MARKETS

FOR IMMEDIATE RELEASE
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EL DORADO HILLS, CA. APRIL 4, 2005 -- NutraCea(R) (OTC BB: NTRZ), a leader in the science of whole food nutrition and proprietary healthcare products based on stabililzed rice bran and The RiceX Company (OTC BB: RICX), the leading manufacturer of stabilized rice bran utilizing proprietary processing technologies announced today the execution of a definitive agreement to merge the two companies. NutraCea and Ricex will leverage their combined strengths to become a leading manufacturer, marketer and distributor of stabilized rice bran to meet the increasing demands of the global marketplace.

"This merger is a key strategic move for NutraCea in securing a consistent high-quality supply of stabilized rice bran required to meet the increasing demands of the market and increase production of our whole food nutrition and healthcare products," said Bradley Edson, President of NutraCea. " As a result of this transaction, we can effectively leverage our position as the primary source of rice bran-based whole food nutrition products to many multi-national food companies, as well as to the nutritional supplement sectors of the economy."

Ike Lynch, acting CEO of RiceX added, "The merger makes sense for us in that it affords an opportunity for RiceX to benefit from the burgeoning demand of the functional and medical foods market, for which NutraCea has developed products for the last several years. In addition, the transaction exploits the collective core strengths of both companies, and dramatically improves our capitalization and ability to execute our combined short and long term business goals."

RiceX's proprietary rice bran stabilization process allows for the creation of nutritionally dense foods from rice - the world's leading cereal grain - for supply to the global food manufacturing and equine feed industries. In addition to the synergistic business attributes of the merger, RiceX provides the addition of several million dollars in assets, which include plants and equipment and an existing physical and staffing infrastructure to implement this expanded business strategy.

NutraCea's business model centers on supplying its stabilized rice bran products to large manufacturing and distribution companies in the marketplace for food and nutritional products. The Company believes it can leverage its pioneering technology through several business models, including distribution partnerships, technology licensing, and direct sales of its proprietary food products for both human and animal consumption. In addition to its primary whole food products, The Company will attempt to materially impact the $60 billion domestic nutraceutical and medical foods market, as well as the $34 billion domestic pet


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care and pet food industry. NutraCea has developed a model for the combined companies deploying rice bran stabilization technology with the global build out of the proprietary stabilization and value-added processing plants. This business model projects revenues many times the construction costs during the effective life of the plants. RiceX currently operates two production facilities in the United States.

Terms of the Merger
Under the terms of the mergeragreement, the percentage of ownership that RiceX shareholders will hold in the combined entity on a fully diluted basis, which includes RiceX options and warrants to be assumed byNutraCea, will bebetween approximately 42% and 48% of the outstanding shares of NutraCea after the transaction, including shares reserved for issuance under outstandingNutraCea options and warrants. The number of shares issuable to RiceX security holders is subject to adjustment in light of various events, including the market price of NutraCea common stock and the number of outstanding RiceX options and warrants. TheBoard of Directorsof the combined company will include representatives of both RiceX andNutraCea, and Bradley Edson will serve asChief Executive Officer of the combined entities. The transaction has been approved by the Boards of both companies. The closing of the transaction contemplated by the Merger Agreement is subject to the satisfaction of customary conditions, including approval by the stockholders of both companies and regulatory approvals. Absent unforeseen delays, the transaction is expected to close near the end of the second quarter or during the third quarterof 2005.

ABOUT NUTRACEA(R)

NutraCea is a leader in stabilized rice bran nutrient research and dietary supplement development. The Company has developed intellectual property to create a range of proprietary product formulations, delivery systems and whole food nutrition products. NutraCea's proprietary technology enables the creation of food and nutrition products from rice bran, normally a waste by-product of standard rice processing. In addition to its whole-foods products, NutraCea develops families of health-promoting "nutraceuticals," including natural arthritic relief and cholesterol-lowering products, and all-natural "cosmeceutical" beauty aids. For more information, visit http://www.NutraCea.com.

ABOUT RICEX


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The RiceX Company manufactures and distributes nutritionally dense foods and food ingredients made from rice bran stabilized through the company's proprietary technology and processes. RiceX delivers all natural, nutritionally dense stabilized rice bran products with the shelf life and nutritional profile demanded by most commercial users.

Forward Looking Statements
--------------------------
This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. In particular, forward-looking statements include, without limitation, statements related to the expected synergies of the combined companies, the anticipated cost savings resulting from the business combination, the ability of the combined company to achieve significantly greater size and scale, the ability of the combined company to achieve sustainable profitability and to continue to develop competitive new products, the timing of the completion of the proposed business combination, and future financial and operating results. NutraCea and RiceX have based these forward-looking statements on the current expectations, assumptions, estimates and projections. While NutraCea and RiceX believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These risks include: the risk that the combined company may not achieve the benefits expected from the transaction, which may have a material adverse effect on the combined company's business and could result in loss of key personnel, the risk that the transaction may be completed even though material adverse changes may result from the announcement of the transaction, industry-wide changes and other causes, the risk that the combined company may not be able to develop new competitive products and the risk that the transaction may not be completed or that the closing of the transaction may be delayed due to failure to obtain regulatory or other approvals or the occurrence of a material adverse change in one or both of the parties. These and other important factors, including those discussed in NutraCea's and RiceX's annual reports on Form 10-KSB for the year ended December 31, 2004, may cause the actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

WHERE TO FIND ADDITIONAL INFORMATION ABOUT THE MERGER
NutraCea and RiceX intend to file proxy statements in connection with the merger transaction. Investors and stockholders are urged to read the proxy statements when they become available because they will contain important information about the transaction. Investors and security holders may obtain free copies of the proxy statements and other relevant documents (when they become available) and other documents filed with the Securities and Exchange Commission at the Securities and Exchange Commission's web site at www.sec.gov. In addition,
                                                 -----------
investors and stock holders may obtain free copies of the documents filed with the Securities and Exchange Commission by NutraCea by contacting


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Paul Karon at Trilogy Capital Partners at 800-342-1467 or
paul@trilogy-capital.com. NutraCea and RiceX and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of NutraCea in connection with the merger. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the proxy statement of NutraCea as described above. Additional information regarding the directors and executive officers of NutraCea is also included in NutraCea annual report on Form 10-KSB for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 31, 2005. This document is available free of charge at the Securities and Exchange Commission's web site at www.sec.gov and from NutraCea by contacting Paul Karon at Trilogy Capital Partners at 800-342-1467 or paul@trilogy-capital.com. RiceX and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of RiceX in connection with the merger. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the proxy statement of RiceX. Additional information regarding these directors and executive officers is also included in RiceX's annual report on Form 10-KSB filed on March 30, 2005. This document is available free of charge at the Securities and Exchange Commission's web site at www.sec.gov and from RiceX by contacting Todd Crow at The RiceX Company at 916-933-3000 ext 412, or toddc@ricex.com

CONTACTS:

For NutraCea:
Margie Adelman
Senior VP NutraCea
916-933-7000 ext 646
916-220-3500 Cell
madelman@NutraCea.com
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For The Ricex Company:
Todd C. Crow
Chief Financial Officer
916-933-3000 ext 412


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toddc@ricex.com
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Or
Investor Relations
Paul Karon, Trilogy Capital Partners, Inc.
800-342-1467
paul@trilogy-capital.com

For more information, including an Investor Fact Sheet, visit http://www.trilogy-capital.com/xxxxx.xxxx/htm.
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